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                                  [Letterhead]


                                 January 28, 1987


TrustFunds Institutional Managed Trust
28 State Street
Boston, Massachusetts 02109

Gentlemen:

     You have requested our opinion regarding certain matters in connection with the issuance of shares of beneficial interest ("Shares") by TrustFunds Institutional Managed Trust (the "Trust"). We have examined the Trust's Agreement and Declaration of Trust and other documents relating to the authorization and issuance of the Shares of the Trust. Based upon this examination, we are of the opinion that:

     1. All legal requirements have been complied with in the organization of the Trust and it is now a validly existing unincorporated voluntary association under the laws of the Commonwealth of Massachusetts.

     2. The Trust is authorized to issue an unlimited number of Shares, without par value, in five series representing interests in the Short-Term Bond Portfolio, Intermediate-Term Bond Portfolio, Long-Term Bond Portfolio, Value Portfolio and Balanced Portfolio of the Trust and in such other series as the Trustees may hereafter duly authorize.

     3. The unlimited number of unissued Shares which are currently being registered under the Securities Act of 1933 may be legally and validly issued from time to time in accordance with the Trust's Agreement and Declaration of Trust and By-Laws and subject to compliance with the Securities Act of 1940, and applicable state laws regulating the sale of securities; and

     4. When so issued, the Trust's Shares will be validly issued, fully paid and nonaccessable by the Trust.

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KIRKPATRICK & LOCKHART
   TrustFunds Institutional Managed Trust
   January 26, 1987
   Page 2


     The Trust is an entity of the type commonly know as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. The Agreement and Declaration of Trust states that creditors of, contractors with and claimants against the Trust shall look only to the assets of the Trust or a particular series of Shares for payment. It also requires that notice of such disclaimer be given in each note, bond, contract, certificate, undertaking or instrument made or issued by the Officers of the Trust or the Trustees on behalf of the Trust. The Agreement and Declaration of Trust further provides for indemnification out of the assets of a series for all loss and expense of any shareholder of that series held personally liable for the obligations of the Trust by virtue of ownership of Shares of that series. Thus, risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the series in which that person is a shareholder would be unable to meet its obligations.

     We hereby consent to the filing of this opinion in connection with Pre-Effective Amendment No. 1 to the Trust's Registration Statement of Form N-1A (File No. 33-9504) to be filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption "Counsel and Independent Public Accountants" in each Prospectus filed as part of the Registration Statement.

                                       Very truly yours,

                                       KIRKPATRICK & LOCKHART



                                       By:  /s/Donald W. Smith
                                           -----------------------------------
                                           Donald W. Smith